                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                          AMENDMENT NO. 1
                                ON
                             FORM 10/A

            GENERAL FORM FOR REGISTRATION OF SECURITIES
             PURSUANT TO SECTION 12 (b) OR (g) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

                       deCODE genetics, Inc.
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             (Exact name of registrant as specified in its charter)

                 Delaware                                          04-3326704
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(State or Other Jurisdiction of Incorporation          (I.R.S. Employer Identification No.)
or Organization)

Lynghals 1, Reykjavik, Iceland                                       IS-110
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(Address of Principal Executive Offices)                           (Zip Code)

Registrant's telephone number, including area code:  354-570-1900

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                                            Name of each exchange on
        to be so registered                                         which class is to be registered
        -------------------                                         -------------------------------
None.
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



Securities to be registered pursuant to Section 12(g) of the Act:

              Preferred Stock (Series A, B and C), $0.001 par value
--------------------------------------------------------------------------------
                                (Title of class)

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                                (Title of class)

ITEM 1.  BUSINESS.

           See the information under "Business" in the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000, which information is incorporated herein by reference.

ITEM 2.  FINANCIAL INFORMATION.

           See the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000, which information is incorporated herein by reference.

ITEM 3.  PROPERTIES.

           See the information under "Business - Facilities" in the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000, which information is incorporated herein by reference.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

           See the information under "Principal Stockholders" in the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000, which information is incorporated herein by reference.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

           See the information under "Management - Executive Officers and Directors" in the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000, which information is incorporated herein by reference.

ITEM 6.  EXECUTIVE COMPENSATION.

           See the information under "Management - Executive Compensation" in the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000, which information is incorporated herein by reference.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

           See the information under "Certain Transactions" in the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000, which information is incorporated herein by reference.

ITEM 8.  LEGAL PROCEEDINGS.

           See the information under "Business - Legal Proceedings" in the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000, which information is incorporated herein by reference.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

           There is no established public market for Registrant's common stock. This registration statement does not relate to a class of common equity. See the information under "Description of Securities" in the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000, which information is incorporated herein by reference.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

           See the information under "Item 15. Recent Sales of Unregistered Securities" in the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000, which information is incorporated herein by reference.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

           We are authorized to issue 32,641,926 shares of preferred stock of which 11,041,926 are designated as Series A preferred stock, 10,300,000 shares are designated as Series B preferred stock and 4,583,334 are designated as Series C preferred stock. The Series A preferred stock, Series B preferred stock and Series C preferred stock are referred to in this Registration Statement collectively as the "Preferred Stock." As of March 31, 2000, 9,624,282 shares of Series A preferred stock (held by 20 holders of record), 10,043,814 shares of Series B preferred Stock (held by approximately 5,000 holders of record) and 3,511,111 shares of Series C preferred stock (held by one holder of record) were outstanding. In addition, as of March 31, 1999, there were outstanding warrants to purchase 1,075,833 shares of Series A preferred stock and warrants and options to purchase 972,223 shares of Series C preferred stock.

           Each share of Preferred Stock bears dividends at the rate of 8% of the original purchase price per share per annum, payable when declared by the Board of Directors, and is also entitled to a dividend equal to any dividend paid to holders of common stock. To date, the Board of Directors has not declared any dividends on the Preferred Stock or common stock.

           Each share of Preferred Stock is convertible into common stock at any time by the holder of such share. All outstanding Preferred Stock of a particular series will be automatically converted into common stock upon the election of the holders of at least 50% of the outstanding shares of such series. In addition all outstanding Preferred Stock will be automatically converted into common stock upon the closing of a firmly underwritten public offering of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended if the price of the common stock in such offering is at least $7.00 per share and the gross cash proceeds to us are at least $15,000,000. The number of shares of common stock to which a holder is entitled upon conversion of a share of Preferred Stock is equal to the original purchase price of the share of Preferred Stock divided by the applicable conversion price. The conversion price is equal to the original purchase price, subject to adjustment for (i) stock dividends, splits, combinations, reclassifications, exchanges, and substitutions; (ii) reorganizations, mergers, consolidations and sales of assets; and (iii) sales of shares below the conversion price. Upon an optional conversion, we are required to pay the converting holder all accumulated and unpaid dividends, whether or not declared. Upon a mandatory conversion, all declared and unpaid dividends will be payable and all undeclared dividends will be canceled.

           The holders of at least 75% of the Series A preferred stock or the Series C preferred stock may require us to redeem all of the outstanding Series A preferred stock or Series C preferred stock, as the case may be, for a period of three years starting on the seventh anniversary of the earliest issue date of the Series A preferred stock or Series C preferred stock, for an amount equal to the original purchase price of such shares plus accrued and unpaid dividends.

           Subject to exceptions described in this paragraph, the Preferred Stock is voted equally with the shares of common stock as a single class with each holder of shares of Preferred Stock being entitled to a number of votes equal to the whole number of shares of common stock into which such holder's shares of Preferred Stock are then convertible. The holders of the Series A preferred stock, voting as a separate class, are entitled to elect two directors, the holders of our common stock, voting as a separate class, are entitled to elect three directors and the holders of the Preferred Stock and the common stock, voting as a single class, are entitled to elect the remaining directors. The consent of the holders of at least 67% of the outstanding Series A preferred stock and Series C preferred stock, voting together as a single class, is required for certain actions, including the sale of all or substantially all of our assets, certain mergers, consolidations or similar transactions, changes in our line of business, appointment, termination or removal of our Chief Executive Officer, and our dissolution or liquidation.

           Upon our liquidation or dissolution, the holders of the Preferred Stock are entitled to receive an amount equal to the original purchase price of their shares plus 8% of such price per annum (less previously paid dividends) from the date of issuance before any payment is made to holders of common stock. After such payment, our remaining assets are to be distributed ratably to the holders of the Preferred Stock and the common stock. Certain consolidations, mergers, asset acquisitions and asset sales are treated as liquidations.

           We may not pay any dividends or make any other distributions on any stock ranking junior to the Preferred Stock, and we may not redeem or otherwise acquire for value any such junior stock, until all dividends on the Preferred Stock have been paid or declared and set apart.

           There is no public market for the Preferred Stock although some banking institutions in Iceland have been making a market for privately negotiated transactions among non-U.S. persons in the Series B preferred stock. Our stock transfer records indicate that approximately 10 million shares of Series B preferred stock were transferred during 1999 in approximately 7,000 transactions and approximately 1.1 million shares of Series B preferred stock were transferred during January 2000 in approximately 2,700 transactions. The majority of these transactions had an Icelandic financial institution as one of the counterparties.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           See the information under "Item 14. Indemnification of Directors and Officers" in the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000, which information is incorporated herein by reference.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

           The Registrant's Report of Independent Accountants, consolidated balance sheets, consolidated statements of operations, consolidated statements of changes in stockholders equity (deficit), consolidated statements of cash flows and notes to consolidated financial statements that were filed in connection with the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000, are incorporated herein by reference.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

           Not applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial Statements.

                  The Registrant's Report of Independent Accountants, consolidated balance sheets, consolidated statements of operations, consolidated statement of changes in stockholders equity (deficit), consolidated statements of cash flow and notes to consolidated financial statements that were filed in connection with the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000, are incorporated herein by reference. Specific reference is made to the Index to Consolidated Financial Statements on page F-1 of the Registrant's Registration Statement on Form S-1/A (File No. 333-31984).

           (b)    Exhibits.

                  Unless otherwise indicated all exhibits are incorporated by reference to the exhibit of the same number filed in connection with the Registrant's Registration Statement on Form S-1/A (File No. 333-31984), which was filed with the Securities and Exchange Commission on June 19, 2000.

                  Exhibit
                  Number            Description
                  ------            -----------

                  3.1* Amended and Restated Certificate of Incorporation, as further amended

                  3.2               Bylaws

                  3.3 Amendment to Amended and Restated Certificate of Incorporation, dated May 30, 2000

                  4.1(a)*           Specimen Series A Preferred Stock
                                    Certificate

                  4.1(b)*           Specimen Series B Preferred Stock
                                    Certificate

                  4.1(c)*           Specimen Series C Preferred Stock
                                    Certificate

                  4.2               Form of Warrant to Purchase Series A
                                    Preferred Stock

                  4.3               Form of Warrant to Purchase Series C
                                    Preferred Stock

                  4.4 Section 4.5 of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 filed herewith)

                  10.1 Form of Licenses from The Icelandic Data Protection Commission to Islensk erfoagreining ehf. and its Clinical Collaborators to Use and Access Patient Records and Other Clinical Data Relating to Individuals

                  10.2              1996 Equity Incentive Plan, as amended

                  10.3 Form of Non Statutory Stock Option Agreement, including Early Exercise Form and all exhibits thereto, as executed by all employees and officers of deCODE genetics, Inc. who received and exercised non-statutory stock options

                  10.4 Form of Employee Proprietary Information and Inventions Agreement

                  10.5 Agreement on the Collaboration of Friorik Skulason (FS) and Islensk erfoagreining ehf.
                                    (IE) on the Creation of a Database of
                                    Icelandic Genealogy, dated April 15th, 1997

                  10.6+ Research Agreement among deCODE genetics, Inc., and Islensk erfoagreining ehf. and Rannsokna- og Fraedslusjodurinn ehf., dated October 24, 1997, as extended

                  10.7 Consultancy Contract between deCODE genetics, Inc. and Vane Associates, dated December 1, 1997, together with Nondisclosure Agreement, executed by Vane Associates as of December 1, 1997, as amended

                  10.8 Indemnity Agreement, between deCODE genetics, Inc. and Sir John Vane, dated December 1, 1997

                  10.9+ Settlement Agreement between The Beth Israel Deaconess Medical Center and deCODE genetics, Inc., dated as of December 31, 1997

                  10.10 Amended and Restated Non-Recourse Promissory Note between deCODE genetics, Inc. and Hannes Smarason, dated March 24, 1999

                  10.11+ Research Collaboration and Cross-license Agreement among F.Hoffmann-La Roche Ltd, Hoffmann-La Roche Inc. and deCODE genetics, Inc., dated as of February 1, 1998, as amended

                  10.12 Amended and Restated Investor Rights Agreement of deCODE genetics, Inc., dated as of February 2, 1998, as further amended and restated

                  10.13+ Collaboration Agreement between The Icelandic Heart Association (Hjartavernd) and Islensk erfoagreining ehf., dated February 13, 1998, as amended

                  10.14+ Collaboration Agreement among Dr. Helgi Jonsson, erlorvaldur Ingvarsson and Islensk erfoagreining ehf., dated March 31, 1998

                  10.15+ Collaboration Agreement between The Research Group on Arterial Hypertension and Islensk erfoagreining ehf., dated June 3, 1998

                  10.16 Contract on Sale and Leaseback between Islensk erfoagreining ehf. and The Icelandic Investment Bank, dated June 8, 1998

                  10.17 Contract on Financial Leasing between Islensk erfoagreining ehf. and Lysing hf., dated June 19, 1998

                  10.18 Employment Agreement between Islensk erfoagreining ehf. and Axel Nielsen, dated July 1, 1998

                  10.19+ Collaboration Agreement between a Collaboration Group on Alzheimer's Disease and Related Disorders and Islensk erfoagreining ehf., dated July 19, 1998

                  10.20+ Collaboration Agreement between The Research Group on Osteoporosis and Islensk erfoagreining ehf., dated July 19, 1998

                  10.21 Employment Agreement between Islensk erfoagreining ehf. and Kristjan Erlendsson, dated September 4, 1998

                  10.22 Co-operation Agreement between Reykjavik Hospital and Islensk erfoagreining ehf., dated November 4, 1998

                  10.23 Amended and Restated Non-Recourse Promissory Note between deCODE genetics, Inc. and Sigurour I. Bjornsson, dated March 24, 1999

                  10.24 Co-operation Agreement between the Iceland State Hospital and Islensk erfoagreining ehf., dated December 15, 1998

                  10.25 Employment Contract between Islensk erfoagreining ehf. and Sigurour I. Bjornsson, dated, January 15, 1999

                  10.26 Lease between Frioar sf. and Islensk erfoagreining ehf., dated February 18, 1999.

                  10.27+ Research Contract on the Co-operation of a Research Team for Age-Related Macular Degeneration and Islensk erfoagreining ehf., dated April 27, 1999

                  10.28+ Research Contract on the Co-operation of a Research Team for Peripheral Artery Occlusive Disease and Islensk erfoagreining ehf., dated May 28, 1999

                  10.29+ Research Contract on the Co-operation of a Research Team for Allergy and Asthma and Islensk erfoagreining ehf., dated July 1, 1999

                  10.30 Series A Preferred Stock Repurchase Agreement by and between deCODE genetics, Inc. and certain holders of Series A Preferred Stock, dated as of July 12, 1999, with attached Addendum

                  10.31 Series C Preferred Stock Repurchase Agreement by and between deCODE genetics, Inc. and Roche Finance Ltd, dated as of July 12, 1999, with attached Addendum

                  10.32 Common Stock Repurchase Agreement by and between deCODE genetics, Inc. and Kari Stefansson, dated as of July 12, 1999

                  10.33 Stock Purchase Agreement, between deCODE genetics, Inc. and Biotek Invest, S.A., dated as of June 30, 1999, with attached Addendum

                  10.34 Co-operation Agreement between Akureyri Central Hospital and Islensk erfoagreining ehf., dated October 26, 1999, with attached Declaration

                  10.35 Non-Recourse Promissory Note between deCODE genetics, Inc., and Hannes Smarason, dated September 15, 1999

                  10.36+ Research Contract on the Co-operation of a Research Team for Cerebral Haemorrhage and Islensk erfoagreining ehf., dated November 3, 1999

                  10.37 Lease between the Computer Centre of the Icelandic Savings Banks and Islensk erfoagreining ehf., dated November 24, 1999

                  10.38 Research Collaboration Agreement between Islenskar hveraorrerur ehf. and Islensk erfoagreining ehf., dated December 28, 1999

                  10.39 Agreement between The Minister for Health and Social Security and Islensk erfoagreining ehf. relating to the Issue of an Operating License for the Creation and Operation of a Health Sector Database, dated January 21, 2000

                  10.40 Operating License issued to Islensk erfoagreining ehf., State Reg. No. 691295-3549 Lynghals 1 Reykjavik for the Creation and Operation of a Health Sector Database, dated January 22, 2000

                  10.41 Series B Preferred Stock Agreement by and between deCODE genetics, Inc. and Kari Stefansson, dated as of March 1, 2000

                  10.42 Agreement by and among The University of Iceland, Islensk erfoagreining ehf. and the City of Reykjavik, dated February 15, 2000

                  10.43* Lease between Islensk erfoagreining ehf. and Faghus ehf., dated as of March 1, 2000.

                  10.44 Form of Employee Confidentiality, Invention Assignment and Non-Compete Agreement executed by certain officers.

                  10.45* Series C Prefered Stock and Warrant Purchase Agreement between Roche Finance Ltd and deCODE genetics, Inc., dated as of February 1, 1998

                  10.46* Founder Stock Purchase Agreement between deCODE genetics, Inc. and Jeffrey R. Gulcher, dated as of August 21, 1996

                  10.47+ Research Contract on the Co-Operation of a Research Team for Chronic Obstructive Pulmonary Disease and Islensk erfoagreining ehf., dated as of July 1, 1999

                  10.48+ Strategic Alliance Agreement between Partners HealthCare Systems, Inc., The General Hospital Corporation, d.b.a. Massachusetts General Hospital, The Brigham and Women's Hospital, Inc. and deCODE genetics Ltd., dated May 11, 2000

                  10.49+ Crosswalk Development Agreement between Partners HealthCare System, Inc., The General Hospital Corporation, d.b.a. Massachusetts General Hospital, the Brigham and Women's Hospital, Inc. and deCODE genetics Ltd, dated May 11, 2000.

                  10.50 Property Leasing Contract On Premises at Hliorsmari 15 between Veigur ehf. and Islensk erfoagreining ehf., dated April 2000

                  21.1              Subsidiaries of deCODE genetics, Inc.

                  23.1** Consent of PricewaterhouseCoopers, ehf., independent public accountants

                  99.1* Government Regulations on a Health Sector Database, dated January 22, 2000

                  99.2*             Act No. 139/1998 on a Health Sector Database

                  99.3*             Registration Statement on Form S-1 (File No.
                                    333-31984) of deCODE genetics, Inc., as
                                    filed with the Securities and Exchange
                                    Commission on March 8, 2000

                  99.4** Registration Statement on Form S-1/A (File No. 333-31984) of deCODE genetics, Inc. as filed with the Securities and Exchange Commission on June 19, 2000.

                  -----------------

                  *                 Previously filed with Form 10
                  **                Attached
                  +                 Confidential treatment has been requested
                                    for a portion of this Exhibit

                                    SIGNATURE


           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 19, 2000                          deCODE genetics, Inc.


                                             By /s/ Kari Stefansson
                                             ----------------------